UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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SYNACOR, INC.

(Name of Registrant as Specified In Its Charter)

JEC Capital Partners, LLC

JEC II Associates, LLC

K. Peter Heiland

Ratio Capital Management B.V.

Ratio Capital Partners

Dilip Singh

Jeff Misthal

Scott Williams

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On April 6, 2015, representatives of JEC Capital Partners, LLC, a Delaware limited liability company (“JEC”) and Ratio Capital Management, B.V., a private limited liability company under the laws of the Netherlands (“Ratio”, and with JEC, the “Concerned Stockholders”), and Scott Williams, Jeff Misthal, and Dilip Singh presented certain information to Institutional Shareholder Services, Inc. (“ISS”).

The following presentation, the substance of which was presented to ISS on April 6, 2015, has been updated to, among other things, reflect the fact that ISS determined that change in Synacor’s Board of Directors is warranted and ISS further recommended that Synacor stockholders vote FOR the Concerned Stockholder’s nominees and vote on the Concerned Stockholder’s BLUE proxy card only.

Concerned Stockholders of Synacor April, 2015 Enhancing Stockholder Value at Synacor, Inc. 1 All 3 of our Nominees have been recommended by ISS

Disclaimer 2 This presentation is for discussion and general informational purposes only. It does not have regard to the specific investment objective, financial situation, suitability, or the particular need of any specific person who may receive this presentation, and should not be taken as advice on the merits of any investment decision. The views expressed herein represent the opinions of JEC Capital Partners, LLC (“JEC”) and Ratio Capital Management B.V. (“Ratio”), and are based on publicly available information with respect to Synacor, Inc. (the “Company”). Certain financial information and data used herein have been derived or obtained from public filings, including filings made by the Company with the Securities and Exchange Commission (“SEC”), and other sources. JEC and Ratio have not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. No warranty is made that data or information, whether derived or obtained from filings made with the SEC or from any third party, are accurate. Except for the historical information contained herein, the matters addressed in this presentation are forward statements that involve certain risks and uncertainties. You should be aware that actual results may differ materially from those contained in the forward-looking statements. JEC and Ratio shall not be responsible or have any liability for any misinformation contained in any SEC filing, any third party report or this presentation. There is no assurance or guarantee with respect to the prices at which any securities of the Issuer will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and pro forma information set forth herein are based on assumptions which JEC and Ratio believe to be reasonable, but there can be no assurance or guarantee that actual results or performance of the Issuer will not differ, and such differences may be material. This presentation does not recommend the purchase or sale of any security. JEC and Ratio reserve the right to change any of their opinions expressed herein at any time as they deem appropriate. JEC and Ratio disclaim any obligation to update the information contained herein. Under no circumstances is this presentation to be used or considered as an offer to sell or a solicitation of an offer to buy any security.

• Why we each invested in Synacor • What happened after we invested in Synacor Why we Invested in Synacor Reasons We Believe Change Is Warranted Our Platform & Nominees • Poor stock performance • Poor business performance • Track record of poor acquisitions and poor capital allocation decisions • Poor corporate governance • We are seeking 3 seats out of 7 on the Synacor Board. • All 3 of the nominees are independent of JEC and Ratio • Now is the time for change • Our nominees are ready to create value 3 Table of Contents

Why we invested in Synacor 4

Why we invested in Synacor (1) 5 2012 2013 2014 o JEC and Ratio each have independently followed Synacor since 2012 as we each have other investments (past and present) that provide industry insight, experience, and perspective. o After the operating results worsened and the share price declined dramatically, we each independently researched Synacor and concluded their was an opportunity for a significant increase in stockholder value if the Company made several necessary changes. 16 14 12 10 8 6 4 2 S y n a c o r S h a r e P r i c e

Why we invested in Synacor (2)

- In October of 2013, JEC made its initial investment in Synacor. JEC bought and owns approximately 4.8% of the outstanding common stock of Synacor. In February of 2014, Ratio made its initial investment in Synacor. Ratio bought and owns approximately 4.8% of the outstanding common stock of Synacor.

- At the time we each made our respective investments, we were each well aware of Synacor's poor operating performance over the past several years across many measures, including:

  - **Poor stock price performance**

Period	Opening Share Price	Closing Share Price	% Change
2/10/12 – 12/31/12	$5.00	$5.47	+ 9.4%
1/1/13 – 12/31/13	$5.65	$2.45	- 56.6%
1/1/14 – 12/31/14	$2.46	$2.00	- 23.0%

  - **Declining revenue, operating losses, and declining cash balance:**

USD, In thousands	2012	2013	2014
Revenue	121,981	111,807	106,579
Net Income (Loss)	3,815	(1,367)	(12,931)
Year End Cash Balance	41,944	36,397	25,600

  - **Declining usage metrics across its products**

Key Metrics	2012	2013	2014
Unique Visitors	20,440,169	19,818,670	18,886,889
Search Queries	968,233,560	711,992,036	530,933,590
Advertising Impressions	42,170,186,571	40,982,588,804	37,141,508,555

  - **History of poor corporate governance**

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What happened after we invested in Synacor 7 After making our investments and throughout 2014, in our view things went from bad TO WORSEat Synacor, including: -Poor stock price performance REPEATED INSIDER SELLING -Declining revenue, operating losses, and declining cash balance A GREATER THAN 10% REVENUE CUSTOMER TERMINATED ITS CORE RELATIONSHIP WITH SYNACOR (EFFECTIVE MARCH, 2015) -Declining usage metrics across its products DESPITE CUMULATIVE $100M INVESTMENT IN R&D AND DESPITE 20% REDUCTION IN WORKFORCE IN SEPTEMBER OF 2014, SYNACOR ANNOUNCED “AQUI-HIRE” OF A DEFUNCT COMPANY AND ITS EMPLOYEES IN JANUARY 2015 -History of poor corporate governance WHAT WE BELIEVE IS AN ABOVE MARKET EXIT PACKAGE TO OUT-GOING CEO, UNNECASSARY AND AGGRESSIVE POISON PILL, AND INVITING A FORMER DIRECTOR WITH NO RELEVANT QUALIFICATIONS TO RE-JOIN BOARD We believe change is urgently need at Synacor. Since the IPO, this Board has failed to produce stockholder value and in fact has destroyed stockholder value. We have nominated 3 directors who we believe are highly-qualified, focused on recovering stockholder value, and offer a better plan for the future of Synacor. We believe there is a substantial opportunity to improve corporate governance and recover and create value for the benefit of all Synacor stockholders.

Reasons Change is Warranted 8

1. Poor Stock Performance 9

Years of Poor Performance –Synacor Stock (1) 10 2012 2013 2014 o On January 30, 2012, Synacor filed an amended registration statement indicating it expected to price its IPO between $10.00 and $12.00 per share. o In February, 2012 Synacor went public and its shares were priced at $5.00 per share. o Since August of 2013, the share price has been below $3.00 per share. o In December of 2014, the share price reached its all time low, of $1.52 per share. 16 14 12 10 8 6 4 2 S y n a c o r S h a r e P r i c e

Years of Poor Performance – Synacor Stock (2)

The stock price performance demonstrates, in our view, that the Board of Directors has been unable to produce stockholder value and has actually destroyed stockholder value. Synacor has consistently underperformed its peer group and benchmarks by a very wide margin.

We believe our nominees are highly qualified and will be focused on recovering and increasing stockholder value

	Share Price Performance [1]			
	1-Year [2]	1-Year	3-Year	5-Year
Russell 3000	15.9%	14.2%	61.5%	100.6%
NASDAQ Composite Index	17.9%	18.7%	70.4%	121.1%
NASDAQ Internet Index	-0.7%	2.7%	75.9%	167.2%
Synacor, Inc (SYNC)	**-18.8%**	**-0.8%**	**-66.7%**	**N/A**
Underperformance vs Russell 3000	**-34.7%**	**-15.0%**	**-128.2%**	***N/A***
Underperformance vs NASDAQ Composite	***-36.7%***	***-19.5%***	***-137.1%***	***N/A***
Underperformance vs NASDAQ Composite Internet Index	***-18.1%***	***-3.5%***	***-142.5%***	***N/A***

Source: Bloomberg

1. Unless otherwise indicated, performance is as of March 23, 2015

2. As of February 23, 2015, the date the Concerned Shareholders announced their nomination of directors.

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2. Poor Business Performance 12

Years of Poor Performance –Synacor’s Business (1) 13 Synacor is in a market segment that has rapidly changed and experienced significant opportunity and organic growth the past few years. Synacor’s revenue has declined since 2012. It is expected to continue to decline in 2015. Synacor has also been generating net losses and burning cash since 2012. In our view, the declines in Synacor’s business and corresponding underperformance of Synacor’s stock price are directly related to failures of leadership by its Board of Directors. USD, In thousands 2012 2013 2014 2015 1 Revenue 121,981 111,807 106,579 95,000 - 100,000 Net Income (Loss) 3,815 (1,367) (12,931) Not Provided Year End Cash Balance 41,944 36,397 25,600 Not Provided 1 Numbers reflect Synacor 2015 guidance provided for year ended December 31, 2015. USD, In thousands 2012 2013 2014 2015 1 Revenue 121,981 111,807 106,579 95,000 - 100,000 Net Income (Loss) 3,815 (1,367) (12,931) Not Provided Year End Cash Balance 41,944 36,397 25,600 Not Provided 1 Numbers reflect Synacor 2015 guidance provided for year ended December 31, 2015.

Years of Poor Performance –Synacor’s Business (2) 14 Synacor’s core business (approximately 80% of revenue) is start pages and search and display advertising revenue. The Board failed to anticipate and then failed to address the following shifts effecting 80% of its revenue. As a result, revenue and reported metrics have been declining as evidenced below. ▪ Mobile Devices: The number of individuals who access the internet on non-PC devices, including tablets and smart phones, has increased dramatically in the last few years. The Synacor Board failed to anticipate and address this trend. The Company had no product for mobile devices until late 2014. As a result, the Company’s revenue from search and display declined. ▪ Windows 8 Operating System:In 2012, Microsoft released its Windows 8 operating system which placed Synacor’s start page on the second tab instead of first tab. This change negatively impacted Synacor’s consumer electronics business. Uniqu e visitor s, 2012, 20,44 0,169 Uniqu e visitor s, 2014, 18,88 6,889 y = -2E+06x + 2E+07 R² = 1 Unique visitors -8% Advert ising impre ssions, 2012, 42,17 0,186, 571 Advert ising impre ssions, 2014, 37,14 1,508, 554 y = -5E+09x + 5E+10 R² = 1 Advertising impressions -12% Search querie s, 2012, 968,23 3,560 Search querie s, 2014, 530,93 3,590 y = -4E+08x + 1E+09 R² = 1 Search queries -45%

Years of Poor Performance –Synacor’s Business (3) 15 Synacor is a product company. Its core business (˜80% of reported revenue) has been declining in revenue and recently lost a large customer. In our view, that means: 1. Synacor’s Product is not compelling to its customers ▪ Microsoft: Moved Synacor to second tab in Windows 8 ▪ No mobile compatible product until Q4 2014 ▪ Charter Communications terminated core relationship, effective March 2015 2. The decline in the business metrics Synacor reports (detailed on the prior slide) suggests fundamental problems with its product. 3.The Board’s failure to respond is evident in the Search and Display revenue development, net losses, and cash burn: USD, In thousands 2012 2013 2014 Revenue 121,981 111,807 106,579 Net Income (Loss) 3,815 (1,367) (12,931) Year End Cash Balance 41,944 36,397 25,600 USD, In thousands 2012 2013 2014 Revenue 121,981 111,807 106,579 Net Income (Loss) 3,815 (1,367) (12,931) Year End Cash Balance 41,944 36,397 25,600

Years of Poor Performance –Synacor’s Business (4) 16 2012 2013 2014 Search & Display 101,559$ 90,447$ 83,906$ Subscription 20,422 21,360 22,673 Total Revenue 121,981$ 111,807$ 106,579$ Net Income (Loss) 3,815 (1,367) (12,931) Cash and Cash Equivalents 41,944 36,397 25,600 Source: Synacor 2014 Form 10-K (1) All numbers are USD, in thousands 2) As reported on the balance sheet at end of each reported year Years Ended December 31, (1) 2012 2013 2014 Search & Display 101,559$ 90,447$ 83,906$ Subscription 20,422 21,360 22,673 Total Revenue 121,981$ 111,807$ 106,579$ Net Income (Loss) 3,815 (1,367) (12,931) Cash and Cash Equivalents 41,944 36,397 25,600 Source: Synacor 2014 Form 10-K (1) All numbers are USD, in thousands 2) As reported on the balance sheet at end of each reported year Years Ended December 31, (1) The other ˜20% of Synacor’s revenue is from ‘subscription -based services’, which include email, authentication, and TV Everywhere. Subscription revenue grew by 4.5%, or $938,000, in 2013. which was not enough to offset the decline of 11% or $11,112,000 in core business. Subscription revenue grew by 6.1%, or $1,313,000, in 2014. which was not enough to offset decline of 7.3% or $6,541,000 in core business.

Years of Poor Performance –Synacor’s Business (5) 17 $ , I n m i l l i o n s Change, Year over Year Annual Expense Level (1) (1) After we pointed out the cumulative ‘research and development’ expense from 2012 through 2014 would exceed $100 million, which is more than twice the enterprise value, the Company changed the name of these expenses to “Technology and Development”. (2) 2014 figures reflect 20% reduction in force announced and effective Sept. 1, 2014 2013, Search and Display Revenue, -11.112 2013, Subscription Revenue, 0.938 2013, Cash and Cash Equivalents, -5.547 2013, Research and Development Expense, 28.458 2013, Sales and Marketing Expense, 8.124 2013, General and Administrative Expense, 11.663 2014, Search and Display Revenue, -6.541 2014, Subscription Revenue, 1.313 2014, Cash and Cash Equivalents, -10.797 2014, Research and Development Expense, 26.259 2014, Sales and Marketing Expense, 10.807 2014, General and Administrative Expense, 14.249 2013 2014 The Board failed to adjust cost to reflect declining revenue. Result: unsustainable model of operating losses and cash burned.

3. Track Record of Poor Acquisitions and Poor Capital Allocation Decisions 18

Years of Poor Performance –Acquisitions / Capital Allocation 19 No mobile compatible product until Q4 2014 DESPITE the following acquisitions: ▪ May 2012:Carbyn, an HTML5 platform that delivers apps across Net-connected devices including smartphones, tablets, laptops and connected TVs. ▪ November 2013: Teknision, an Android Development Platform Company. No revenue from Chinese market, DESPITE the following joint venture: ▪ March 2013: announced joint venture called Synacor China. Synacor has provided over $2 million in funding and the ‘strategic joint venture’ has yet to generate revenue. Three additional examples we believe are failures by this Board: ▪ July 2013: $1 million “investment” into a company called Blazer and Flip Flops, Inc. The investment in Blazer &Flip Flops is considered an available-for-sale security and no strategic rationale has ever been articulated for this use of capital. ▪ March 2014: announced $5 million stock repurchase program citing “confidence in the prospects that we have for our new products and the future of the Company”. August 2014: suspended stock repurchase program after utilizing $562,000 of authorized $5 million. ▪ January 2015: “acqui-hire of Nimble-TV and its development team. Nimble-TV had ceased operations prior to being acquired by Synacor. Intent unclear as this was an acquisition of approx 10 employees only 3 months after Synacor laid off 20% of its workforce.

4. Poor Corporate Governance 20

Years of Poor Performance –Corporate Governance (1) 21 5 of the current 7 Directors were Board members at the time of the IPO. It is likely, or at least possible, that these directors influenced and/or determined the corporate governance policies for Synacor. Many of these practices are not best practices, including: » Classified Board: The Board has 3 classes of director, elected to 3-year terms. • While debated, certain studies suggest that staggered boards are bad for stockholder returns. » Special meetings of stockholders can only be called by the Board –not stockholders • JEC Capital Partners and Ratio Capital Partners asked the Board to call a special meeting and offered to pay for the meeting. Synacor board never responded to the request. » Stockholders may not act by written consent • JEC Capital Partners and Ratio Capital Partners had to wait for this meeting to propose change. » Board’s Response to Shareholders: Entrenchment Tactics • Enactment of a poison pill, which we believe was an entrenchment tactic with no legitimate purpose (though poison pills may, in some cases, be aligned with stockholder interests). • Appointing former director Scott Murphy to the Board in 2014. Mr. Murphy is a venture capitalist and in our view has no relevant qualifications, aside from working for an 8% stockholder. We view his appointment by this Board as an entrenchment tactic to get votes. • Accelerating the timing of the annual meeting as compared to prior years, which we view as a way to avoid disclosing Q1 results and Q2 guidance to stockholders until AFTER voting is closed. • Synacor has not requested a NOBO list. Synacor requested a NOBO list last year. Our view is that they do not want investors to vote in this election.

Years of Poor Performance –Corporate Governance (2) 22 Shareholders have taken notice, 2014 Annual Shareholder Meeting: The two directors ‘elected’ each received only 45% VOTES FOR.

Years of Poor Performance –Corporate Governance (3) 23 Mr. Levy and Mr. Kau have combined to serve over 27 years on this Board. Mr. Kau is employed by a significant shareholder of Synacor –a venture capital firm that sold a company to Synacor in 2000. Given their long standing Board participation and Mr. Kau’s ‘ownership’ –we believe Mr. Levy and Mr. Kau must be held accountable for the following: ▪ Deterioration of Synacor’s business from 2012 onwards ▪ Destruction of stockholder value from 2012 onwards ▪ Facts that, in our view, reflect poor corporate governance, including prohibiting stockholders from acting by written consent, enacting a poison pill in the absence of takeover threat, and staggering the election of directors. ▪ Rewarding directors who we believe are ineffective (Mr. Levy and Mr. Kau included) by nominating them for re-election and increasing equity director compensation in 2013 –while the business and stockholder value were declining. ▪ Announcing a share repurchase program in March of 2014 (due to confidence in prospects of business) and terminating it in August of 2014 (due to poor operating results) after utilizing just 10% of the funds authorized, which we believe was an embarrassment to the Company ▪ Publicly announcing a CEO transition publicly with no succession plan. ▪ Decision to give the out-going CEO what we believe is an above market exit package, including amending his employment agreement to add a second year of base salary to severance. ▪ After JEC and Ratio filed their initial 13D, launching what we believe was a misleading press release campaign that included ‘highlighting’ previously announced customer wins and announcing ‘new executive’ hires when in fact those individuals joined the Company half a year prior.

Our Platform & Nominees 24

Our Platform – Now is the time for change (1)

- The current Synacor directors have overseen Synacor's poor performance.
- Two of three incumbents up for election at this meeting, including the Chairman of the Board, are the longest tenured directors
- Other incumbent is first year CEO. He is also a first time CEO. He was hired by a Board that has, in our view, has consistently failed to create shareholder value.
- Our Nominees would bring operating expertise, industry and strategic insights, capital allocation experience, and stockholder representation that this Board has never had. Now is the time for change.

Stock Performance since IPO in 2012



Director	Tenure	Election Year	Title
Jordan Levy	13+	2015	Chairman
Andrew Kau	14+	2015	Director
Himesh Bhise	< 1	2015	Director / CEO
Marwan Fawaz	3+	2016	Director
Michael Montgomery	3+	2016	Director
Gary Ginsburg	3+	2017	Director
Scott Murphy	5+	2017	Director

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Our Platform –Now is the time for change (2) 26 1. Recover, then create and maximize stockholder value over the optimum time horizon. ▪The current directors have destroyed millions in stockholder value. 2. Reassess Strategy ▪Synacor’s products are not compelling, as evidenced by declining revenue and customer losses. The Board failed to anticipate and react to changes in operating environment. ▪We seek to add Board members who have successfully navigated the exact challenges currently facing Synacor. 3. Embrace fiscal discipline while growing ▪Despite revenue declines, Synacor has continued to spend money seemingly without regard for operating losses and cash burned. ▪We seek to add Board members who will reassess the cost structure and strategy, including scrutinize ROI on R&D projects and all other expenditures. 4. Enhance corporate governance ▪De-classify Board, allow for stockholder written consents, special stockholder meetings 5. Explore strategic alternatives ▪Synacor has failed to make money for over two years. ▪The Board-approved strategy to recover, then create and maximize stockholder value should be evaluated in context of a current value-maximizing opportunity (if there is one).

Our Platform –Our nominees are ready to create value (1) 27 Jeff Misthal ▪Mr. Misthal has significant expertise and business experience in the media and telecommunications industry in which Synacor operates. ▪Specifically, Mr. Misthal brings a ‘competitor perspective’to the Board having spent 9 years at Yahoo, Inc., most recently as Vice President of Finance for the Search and Ad Technology Groups. ▪Prior to Yahoo, Inc., Mr. Misthal was an investment banker at Savvian and JP Morgan, where he gained significant capital market and mergers and acquisitions expertise. ▪Mr. Misthal is independent of JEC Capital Partners and Ratio Capital Partners. Dilip Singh ▪With 40 years of global operational executive management experience in technology companies and telecom carriers from Fortune 500 companies to start-ups, Mr. Singh brings added oversight experience in strategic planning, financial discipline, mergers and acquisitions, and turnaround experience. ▪Mr. Singh has served on numerous corporate boards including MRV (NASDAQ: MRVC) and Concurrent (NASDAQ: CCUR) ▪Mr. Singh is independent of JEC Capital Partners and Ratio Capital Partners. Scott Williams ▪Mr. Williams has significant expertise and experience in the media and telecommunications industry in which Synacor operates. ▪Specifically, Mr. Williams brings a ‘customer perspective’to the Board, having worked for a number of potential Synacor customers –including AT&T, Inc., Time Inc., the Weather Channel, and Turner Broadcasting. ▪Mr. Williams is independent of JEC Capital Partners and Ratio Capital Partners.

Our Platform –Our nominees are ready to create value (2) 28 Nominee Telecom and Media Operations Telecom CapEx and Ecosystem Cross Platform Product Development and Management Search, Advertising, and Video M+A Legal and Contracts Jeff Misthal Yes Yes Yes Yes Yes Yes Dilip Singh Yes Yes Yes Yes Yes Scott Williams Yes Yes Yes Yes Yes Yes We believe our board nominees bring a range of highly relevant experience, skills and abilities in operations, technology, and finance. Our Board nominees include a “competitor” perspective, a “customer” perspective, and a technology / telecom industry veteran with significant CEO and Board experience. There is a tremendous opportunity to recover and create value at Synacor. Our nominees will work tirelessly to achieve that value.

Our Platform –Our nominees are ready to create value (3) 29 The current Board of Synacor has failed to create value for stockholders. Incumbent directors Mr. Levy and Mr. Kau have served a combined 27 years on the Board –and stockholders have lost over 50% of their value since the IPO in 2012. The Concerned Stockholders are committed to realizing full value for all stockholders. Our interests are aligned with all stockholders. Our nominees are independent, and we believe they are highly qualified and offer a better plan for Synacor. There is a tremendous opportunity to recover and create value at Synacor. Our nominees will work tirelessly to achieve that value.

ADDITIONAL INFORMATION

This filing is not a solicitation of a proxy from any security holder of Synacor, Inc. (the “Company”).  On April 2, 2015, JEC Capital Partners, LLC, JEC II Associates LLC, K. Peter Heiland, Ratio Capital Management B.V., Ratio Capital Partners, Jeff Misthal, Dilip Singh and Scott Williams (collectively, the “Participants”) mailed to stockholders of the Company and filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the Company's 2015 annual meeting of stockholders (the "2015 Annual Meeting"). Information concerning the interests of the Participants in connection with the matters to be voted on at the 2015 Annual Meeting is included in the definitive proxy statement filed by Participants with the SEC in connection with such meeting.

Stockholders OF THE COMPANY are strongly advised TO READ THE definitive PROXY STATEMENT AND OTHER PROXY MATERIALS filed by the participants when they become available BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.